EXHIBIT 3.10

SECOND AMENDED AND RESTATED CHARTER
OF
MILLER ENERGY RESOURCES, INC.

ARTICLE ONE:    The name of the Corporation is Miller Energy Resources, Inc.

ARTICLE TWO:    Term of Existence.    This Corporation is to commence business operations on January 24, 1978, and will exist perpetually.

ARTICLE THREE:    The address of the principal office of the Corporation in the State of Tennessee shall be:
Street:         3651 Baker Hwy, P.O. Box 130
City:         HUNTSVILLE
Zip Code:     37756
County:     Scott

The registered agent of the Corporation is: Deloy Miller.

The registered office of the Corporation is:
Street:         9721 Cogdill Road, Suite 302
City:         KNOXVILLE
Zip Code:     37932
County:     Knox

ARTICLE FOUR:    The Corporation is for profit.

ARTICLE FIVE:    The purpose for which the Corporation is organized is to engage in any lawful business as permitted under the Tennessee Business Corporation Act, and to exercise all powers necessary or convenient to the conduct, promotion, or attainment of such business.

ARTICLE SIX:
(a)The total number of shares of all classes of stock that the Corporation shall be authorized to issue is 600,000,000 shares, 500,000,000 shares of which shall be common stock, all of one class, with a par value of $0.0001 per share (“Common Stock”), and 100,000,000 shares of which shall be preferred stock, with a par value of $0.0001 per share (“Preferred Stock”).
(b)The Common Stock holders shall have all rights not specifically granted to preferred stock holders pursuant to Article 6(c). Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.
(c)The Board of Directors is authorized, subject to the limitations prescribed by the Tennessee Business Corporation Act and the provisions of this Amended and Restated Charter, to provide by resolution or resolutions and by filing articles of amendment pursuant to the Tennessee Business Corporation Act for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each series, to fix the powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and to fix the qualifications, limitations, or restrictions thereof.

(d)
(e)Series A Redeemable Preferred Stock.

(i)
Designation and Amount. The shares of such series shall be designated as “Series A Redeemable Preferred Stock” (the “Cumulative Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 200,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Cumulative Preferred Stock to a number less than the number of shares then outstanding.

(ii)	Stated Value. The stated value of the Series A Preferred Stock shall be $100.00 per share.

(iii)
Dividends. Subject to the Corporation’s ability to pay dividends pursuant to the provisions of Section 48-16-401 of the TBCA, the holders of the shares of Cumulative Preferred Stock (each, a "Holder" and collectively, the "Holders") shall be entitled to receive dividends ("Dividends") at the rate of 10% per annum payable on the Stated Value of such preferred share, which shall be cumulative. The Dividends shall be payable at the sole discretion of the Corporation either in cash or shares of Cumulative Preferred Stock valued at the Stated Value. Dividends on the shares of Cumulative Preferred Stock shall commence accruing on the initial issuance date of such shares (the “Issuance Date”) and shall be computed on the basis of a 365-day year and actual days elapsed. Dividends shall be payable annually in arrears on (each, a "Dividend Date") with the first Dividend Date being May 1, 2013.

(iv)	Conversion. The shares of Cumulative Preferred Stock are not convertible into or exchangeable for any other security of the Corporation.

(v)	Redemption.

(A)
Commencing immediately upon issuance, all or any of the shares of Cumulative Preferred Stock are redeemable at any time at the option of the Corporation upon notice to the Holder (the “Redemption Notice”) at a redemption price per share (the “Redemption Price”) as follows:

(1)
If the Redemption Notice is given prior to the 180th day anniversary of the issuance date of the shares of Cumulative Preferred Stock, the Redemption Price shall be 110% of the Stated Value per share plus any accrued but unpaid dividends; or

(2)
If the Redemption Notice is given on or after the 180th day anniversary of the issuance date of the shares of Cumulative Preferred Stock, the Redemption Price shall be 115% of the Stated Value per share plus any accrued but unpaid dividends.

(B)	Payment in full of the Redemption Price shall be payable in cash to the Holder upon surrender of the certificates representing the shares so redeemed.

(C)
In the event any shares of Cumulative Preferred Stock shall be redeemed pursuant to this section, the shares so redeemed shall automatically be cancelled and returned to the status of authorized but unissued shares of preferred stock.

(vi).    Voting Rights. The shares of Cumulative Preferred Stock shall have no voting rights except as may be specifically provided for in the TBCA.

(vii).    Liquidation, Dissolution, Winding-Up. In the event of the liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of shares of the Cumulative Preferred Stock then outstanding shall be entitled to receive, out of the remaining assets of the Corporation available for distribution to its stockholders, an amount equal to the Stated Value per share.
(viii).    Rank. The shares of Cumulative Preferred Stock shall rank, with respect to the payment of dividends and distribution of assets, senior to any other series of preferred stock of the Corporation.

ARTICLE SEVEN:    To the fullest extent allowed by the laws of the State of Tennessee, no present or future director of the corporation (or his or her estate, heirs, and personal representatives) shall be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director of the corporation. Any liability of a director (or his or her estate, heirs and personal representatives) shall be further eliminated or limited to the fullest extent allowed by the laws of the State of Tennessee, as may hereafter be adopted or amended.

ARTICLE EIGHT:    With respect to claims or liabilities arising out of the service as a director or officer of the corporation, the corporation shall indemnify and advance expenses to each present and future director and officer (and his or her estate, heirs and personal representatives) to the fullest extent allowed by the laws of the State of Tennessee, both as now in effect and as hereafter adopted or amended.